FREE WRITING PROSPECTUS Dated March 5, 2019	Filed Pursuant to Rule 433 Registration No. 333-210865 Registration No. 333-210865-06

$814.65mm World Omni Lease (WOLS) 2019-A *PRICING DETAILS*

Joint Leads: MUFG (str.), BofAML, Wells Fargo

Co-Managers: BB&T, Comerica, Mizuho, Regions, SunTrust

Cls	Amt($mm)	M/F**	WAL(yrs)	PWin	L.Fnl	Bench Sprd	Yld	CPN	Price
A1	95.000	P-1/F1+	0.21	1-5	3/20	IntL +2	2.60455%	2.60455%	100.00000
A2	288.400	Aaa/AAA	1.16	5-22	11/21	EDSF + 22	2.911%	2.89%	99.99599
A3	288.500	Aaa/AAA	2.16	22-30	5/22	IntS + 32	2.964%	2.94%	99.98772
A4	100.000	Aaa/AAA	2.55	30-31	7/24	IntS + 41	3.034%	3.01%	99.98773
B	42.750	Aa2/AA	2.65	31-32	7/24	IntS + 65	3.269%	3.24%	99.98232

** Expected Ratings

-  Transaction Details  -

Ticker	: WOLS 2019-A	Min Denoms	: $1k x $1k
Registration	: SEC Registered	First Pay	: 4/15/19
Expected Ratings	: Moody's/Fitch	Expected Pricing	: PRICED
ERISA Eligible	: Yes	Expected Settle	: 3/13/19
EU RR Compliant	: No	B&D	: MUFG

-  Attachments/Materials - Preliminary Prospectus, FWP and CDI File (attached)

Intex Deal Name: mitwolt19a Passcode: UKU4
Investor Presentation: www.dealroadshow.com Password: WOLS19A

-  CUSIPS  -

A1	98162X AA3
A2A	98162X AB1
A2B	98162X AF2
A3	98162X AC9
A4	98162X AD7
B	98162X AE5

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.